Exhibit 23.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
MAI Systems Corporation
Lake Forest, California

The audit referred to in our report dated March 24, 2004 relating to the consolidated financial statements of MAI Systems Corporation, as of and for the year ended December 31, 2003, which is incorporated in Item 15 of the Form 10-K by reference to the annual report to stockholders for the year ended December 31, 2003 included the audit of the financial statement schedule listed as Exhibit 23.4. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this 2003 financial statement schedule based upon our audit.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman LLP

Costa Mesa, California
March 24, 2004